UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2023

Strategic Storage Trust VI, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-56545	85-3494431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On May 8, 2023, subsidiaries of Strategic Storage Trust VI, Inc. (the “Company”) entered into a series of assignment agreements with an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”) to acquire such affiliate’s right, title and interest in and to a portion of the purchase and sale agreement (the “Purchase Agreement”) with unaffiliated third parties with respect to the acquisition of the following self storage facilities located in the Greater Toronto Area of Ontario, Canada and Hamilton, Ontario (the “Ontario Portfolio”):

Property	Address	Purchase Price(1) (CAD)	Approx. Sq. Ft. (net)	Approx. Units
Cityview	411 Cityview Blvd., Vaughan, Ontario, Canada	$37,000,000	105,300	1,130
Esander	19 Esander Dr., Toronto, Ontario, Canada	$50,000,000	118,400	1,230
Lakeshore	1230 Lakeshore Rd. East, Mississauga, Ontario, Canada	$41,000,000	84,100	810
Sheridan	2068 S. Sheridan Way, Mississauga, Ontario, Canada	$45,800,000	120,200	1,240
Sanford	24-60 Sanford Ave. N., Hamilton, Ontario, Canada	$12,200,000	38,800	430
Appleby	1770 Appleby Line, Burlington, Ontario, Canada	$26,000,000	56,800	550
TOTAL		$212,000,000	523,600	5,390

(1) Represents the agreed upon allocation of the purchase price, as set forth in the Purchase Agreement.

The aggregate purchase price for the Ontario Portfolio is CAD$212 million, plus closing costs and acquisition fees.

The Company expects the acquisition of the Ontario Portfolio to close in the second quarter of 2023 and expects to fund the acquisition with a combination of net proceeds from the Company’s public offering, proceeds from the issuance of the Company’s Series B Convertible Preferred Stock and other potential future debt financing. Pursuant to the Purchase Agreement, the Company will be obligated to purchase the Ontario Portfolio only after satisfactory completion of agreed upon closing conditions. The Company will decide whether to acquire the Ontario Portfolio generally based upon:

•
the ability of the Company to raise sufficient net proceeds from its offering or obtain debt or other financing;
•
satisfactory completion of due diligence on the Ontario Portfolio and the sellers of the Ontario Portfolio;
•
satisfaction of the conditions to the acquisition in accordance with the Purchase Agreement; and
•
no material adverse changes relating to the Ontario Portfolio, the sellers of the Ontario Portfolio or certain economic conditions.

There can be no assurance that the Company will complete the acquisition of the Ontario Portfolio. In some circumstances, if the Company fails to complete the acquisition, it may forfeit up to approximately CAD$10.6 million in earnest money on the Ontario Portfolio.

Other properties may be identified in the future that the Company may acquire prior to or instead of the Ontario Portfolio. Due to the considerable conditions to the consummation of the acquisition of the Ontario Portfolio, the Company cannot make any assurances that the closing of the Ontario Portfolio is probable.

The information in this Item 1.01 description with respect to the Ontario Portfolio is qualified in its entirety by the full Purchase Agreement which is attached as Exhibit 10.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 Purchase Agreement for the Ontario Portfolio, dated as of April 5, 2023

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE TRUST VI, INC.

Date: May 12, 2023	By: /s/ Matt F. Lopez
Matt F. Lopez
Chief Financial Officer and Treasurer